UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13D/A

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

RULE 13d-2(a)

(Amendment No. 1)

Coastal Financial Corporation

(Name of Issuer)

Common Stock, No Par Value

(Title of Class of Securities)

19046P209

(CUSIP Number)

CJA Private Equity Financial Restructuring Master Fund I, LP

c/o Gapstow Capital Partners LP

Attn: Christopher J. Acito

654 Madison Avenue, Suite 601

New York, New York 10065

(646) 735-3455

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

February 13, 2019

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

CUSIP No. 19046P209	SCHEDULE 13D/A

1.		NAMES OF REPORTING PERSONS CJA Private Equity Financial Restructuring Master Fund I, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3.		SEC USE ONLY
4.		SOURCE OF FUNDS (see instructions) OO
5.		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0
14.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 19046P209	SCHEDULE 13D/A

1.		NAMES OF REPORTING PERSONS CJA Private Equity Financial Restructuring GP I Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3.		SEC USE ONLY
4.		SOURCE OF FUNDS (see instructions) OO
5.		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0
14.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 19046P209	SCHEDULE 13D/A

1.		NAMES OF REPORTING PERSONS Gapstow Capital Partners LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3.		SEC USE ONLY
4.		SOURCE OF FUNDS (see instructions) OO
5.		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.		CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0
14.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 19046P209	SCHEDULE 13D/A

1.		NAMES OF REPORTING PERSONS Christopher J. Acito & Associates GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3.		SEC USE ONLY
4.		SOURCE OF FUNDS (see instructions) OO
5.		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.		CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 19046P209	SCHEDULE 13D/A

1.		NAMES OF REPORTING PERSONS Christopher J. Acito
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3.		SEC USE ONLY
4.		SOURCE OF FUNDS (see instructions) OO
5.		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0
14.	TYPE OF REPORTING PERSON (see instructions) IN

CUSIP No. 19046P209	SCHEDULE 13D/A

1.		NAMES OF REPORTING PERSONS Jack T. Thompson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)	(a) ☐ (b) ☐
3.		SEC USE ONLY
4.		SOURCE OF FUNDS (see instructions) OO
5.		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0
14.	TYPE OF REPORTING PERSON (see instructions) IN

CUSIP No. 19046P209	SCHEDULE 13D/A

Except as provided herein, all information contained on the Schedule 13D filed on October 3, 2018 remains unchanged.

Item 5.  Interest in Securities of the Issuer.

(a)	As of the date hereof, the Reporting Persons beneficially own 0 shares of the Company’s Common Stock.

(b)	The Reporting Persons are the owners of 0 shares of the Company’s Common Stock.

(c)	The Reporting Persons sold 964,955 shares of the Company’s Common Stock on February 13, 2019 for a price of $15.00 per share in an unsolicited market transaction.

(e)	The Reporting Persons ceased to be the beneficial owners of more than five percent of the Company’s Common Stock on February 13, 2019.

CUSIP No. 19046P209	SCHEDULE 13D/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 15, 2019	CJA Private Equity Financial Restructuring Master Fund I, LP By: CJA Private Equity Financial Restructuring GP I Ltd., its General Partner By: Christopher J. Acito & Associates GP LLC

By:	/s/ Christopher J. Acito
Name: Christopher J. Acito
Title: Managing Member

Dated: March 15, 2019	CJA Private Equity Financial Restructuring GP I Ltd. By: Christopher J. Acito & Associates GP LLC

By:	/s/ Christopher J. Acito
Name: Christopher J. Acito
Title: Managing Member

Dated: March 15, 2019	Gapstow Capital Partners LP

By:	/s/ Christopher J. Acito
Name: Christopher J. Acito
Title: Chief Executive Officer

Dated: March 15, 2019	Christopher J. Acito & Associates GP LLC

By:	/s/ Christopher J. Acito
Name: Christopher J. Acito
Title: Managing Member

Dated: March 15, 2019	Christopher J. Acito /s/ Christopher J. Acito

Dated: March 15, 2019	Jack T. Thompson /s/ Jack T. Thompson